Exhibit 5.2

June 25, 2025

Namib Minerals

71 Fort Sreet, PO Box 500,

Grand Cayman, Cayman Islands, KY1-1106

Re:	Registration Statement of Namib Minerals on Form F-1

Ladies and Gentlemen:

We have acted as United States counsel to Namib Minerals, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Namib”), in connection with the registration by Namib with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of 7,212,394 warrants entitling the holder to purchase one ordinary share, par value $0.0001 per share (each, a “Share”), of Namib at a price of USD $11.50 per Share (the “Warrants”) per Warrant, pursuant to a Registration Statement on Form F-1 filed by Namib with the Commission on June 25, 2025 (the “Registration Statement”).

The Warrants are governed by the Warrant Agreement, dated September 28, 2021, between Red Rock Acquisition Corporation, a Delaware corporation formerly known as Hennessy Capital Investment Corp. VI (“HCVI”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), as amended by Amendment No. 1 to the Warrant Agreement, dated as of April 14, 2025, between HCVI and the Warrant Agent (as so amended, the “Original Warrant Agreement”), and as modified by the Warrant Assumption Agreement, dated June 5, 2025 (the “Warrant Assumption Agreement”), by and among Namib, HCVI and the Warrant Agent pursuant to which Namib assumed all rights and obligations of HCVI under the Original Warrant Agreement (the Original Warrant Agreement, as so modified, the “Warrant Agreement”).

We have examined the Original Warrant Agreement, the Warrant Assumption Agreement, and such other documents, and considered such legal matters, as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of Namib. We have assumed that each of HCVI and the Warrant Agent is validly existing and has duly authorized, executed and delivered the Original Warrant Agreement and the Warrant Assumption Agreement, and had all requisite legal ability to do so. We have also assumed that pursuant to Cayman Islands law, Namib is validly existing, had the power to execute the Warrant Assumption Agreement and duly authorized, executed, and delivered the Warrant Assumption Agreement, and had all requisite legal ability to do so.

Based upon the foregoing, we are of the opinion that, the Warrants constitute valid and legally binding obligations of Namib enforceable against Namib in accordance with their terms, except: (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws; and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. With respect to the validity of the Shares underlying the Warrants, you have received, and we understand that you are relying upon, the opinion of Appleby (Cayman) Ltd., Cayman Islands counsel to Namib.

Greenberg Traurig, LLP ■ Attorneys at Law ■ WWW.GTLAW.COM

Namib Minerals

June 25, 2025

The opinions expressed above are limited to the laws of the State of New York and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig